Exhibit 4.1

Execution Version

SHAREHOLDERS’ AGREEMENT

DATED AS OF AUGUST 23, 2018

AMONG

FALCON MINERALS CORPORATION

AND

THE OTHER PARTIES HERETO

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”) is entered into as of August 23, 2018 by and among Falcon Minerals Corporation, a Delaware corporation formerly named Osprey Energy Acquisition Corp. (the “Company”), Osprey Sponsor, LLC, a Delaware limited liability company (“Osprey Sponsor”), Edward Cohen, Jonathan Z. Cohen, Daniel C. Herz, Jeffrey F. Brotman, Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP” and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK Holdings”, and collectively with NRAC and Hooks Holdings, the “Contributors” and each a “Contributor”), and Blackstone Management Partners, L.L.C. (“Blackstone”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, on June 3, 2018, the Company, Royal and the Contributors entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which the Contributors agreed to contribute certain assets to a Subsidiary of the Company in exchange for, among other things, Class C Common Stock of the Company (the “Transactions”); and

WHEREAS, in connection with the Transactions, the Parties wish to set forth certain understandings with respect to certain governance matters of the Company following the Closing.

NOW, THEREFORE, the Parties agree as follows:

Article I
INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this Agreement, “control” of a Person (including its correlative meanings, “controlled by” and “under common control with”) means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.

“Agreement” has the meaning given to it in the Preamble.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

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“Blackstone Conditions” means collectively, the Blackstone Highest Condition, the Blackstone Higher Condition, the Blackstone Lower Condition and the Blackstone Minimum Condition.

“Blackstone Designator” means a Blackstone Party, or any group of Blackstone Parties collectively, then holding of record a majority of Outstanding Osprey Interests Beneficially Owned by all Blackstone Parties.

“Blackstone Director” means the Initial Blackstone Directors, any Blackstone Designee elected and serving on the Board, and any individual appointed to the Board pursuant to Section 2.2(c) to fill any vacancy created on the Board as a result of the death, disability, retirement, removal or resignation of any Blackstone Director.

“Blackstone Designee” has the meaning set forth in Section 2.2(a) hereof.

“Blackstone Higher Condition” means that the combined voting power of the Class C Common Stock and the Class A Common Stock Beneficially Owned by the Royal Owners represents equal to or less than 40% and more than 20% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

“Blackstone Highest Condition” means that the combined voting power of the Class C Common Stock and the Class A Common Stock Beneficially Owned by the Royal Owners represents more than 40% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

“Blackstone Lower Condition” means that the combined voting power of the Class C Common Stock and the Class A Common Stock Beneficially Owned by the Royal Owners represents equal to or less than 20% and more than 10% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

“Blackstone Minimum Condition” means that the combined voting power of the Class C Common Stock and the Class A Common Stock Beneficially Owned by the Royal Owners represents equal to or less than 10% and more than 5% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

“Blackstone Parties” means Royal, the Contributors, Blackstone and any other Person that is both a controlled Affiliate of Blackstone and holds Common Stock.

“Board” means the board of directors of the Company.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas or New York, New York are authorized or obligated to close.

“Business Opportunity” means any interest, expectancy, co-participation rights or other rights in or to any business opportunity or transaction involving the direct or indirect acquisition of or investment in any oil and gas fee mineral interests or Royalties; provided, however, that “Business Opportunity” shall not include any direct or indirect acquisition of or investment in of (a) up to five percent (5%) as a passive investor in any class of securities of a business or entity if such securities are listed on, or otherwise convertible into securities listed on, a national securities exchange or (b) any securities of a business or entity, if less than 10% of the consolidated revenue of such business or entity for the most recent completed fiscal year prior to such acquisition is generated from oil and gas fee mineral interests and Royalties.

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“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended, restated or otherwise modified from time to time.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Closing” has the meaning ascribed thereto in the Contribution Agreement.

“Common Stock” means collectively the Class A Common Stock, the Class B Common Stock and/or the Class C Common Stock.

“Company” has the meaning set forth in the Preamble.

“Director” means any director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“Independent Directors” means the Directors who qualify as an independent director pursuant to applicable SEC Guidance and the rules of the stock exchange on which the Common Stock is traded.

“Initial Blackstone Directors” means the six individuals designated as such on Exhibit A.

“Initial Independent Directors” means the three individuals designated as such on Exhibit A.

“Initial Sponsor Designees” means the two individuals designated as such on Exhibit A.

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“Initial Term” means the period beginning on the Closing and ending on the third annual meeting of stockholders of the Company following the Closing.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable Law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy with respect to shares of Common Stock, (iii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iv) executing agreements and instruments and (v) making or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result.

“Non-Participating Demand Offering” means any demand offering under the Sponsor Registration Rights Agreement in which none of the Blackstone Parties participates as a selling security holder.

“Osprey Sponsor” shall mean Osprey Sponsor, LLC, a Delaware limited liability company, or any successor thereto. In the event that the Osprey Sponsor, LLC is dissolved, liquidated or wound up for any reason, then thereafter the Sponsor Designator shall be the Osprey Sponsor for purposes of this Agreement.

“Outstanding Osprey Interests” means the outstanding shares of Common Stock.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Royal” has the meaning set forth in the Preamble.

“Royal Owners” means Royal, its limited partners and its Affiliates, including the Blackstone Parties.

“Royal Registration Rights Agreement” means that certain Registration Rights Agreement entered into on or about the date hereof by and among the Company, Royal LP, and the Contributors.

“Royalties” means lessor’s royalties, non-participating royalties, overriding royalties, production payments, net profits interests and similar burdens payable out of production.

“SEC” means the Securities and Exchange Commission.

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“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Sponsor Designator” means Osprey Sponsor or, in the event that Osprey Sponsor shall have been dissolved, liquidated or wound up for any reason, Jonathan Z. Cohen (or, upon the death or disability of Jonathan Z. Cohen, Daniel C. Herz (or, upon the death or disability of both Jonathan Z. Cohen and Daniel C. Herz, Jeffrey F. Brotman)).

“Sponsor Designees” means the Initial Sponsor Designees for so long as they continue to serve on the Board and, prior to the expiration of the Initial Term, any individual appointed to the Board pursuant to Section 2.2(c) to fill any vacancy created on the Board as a result of the death, disability, retirement, removal or resignation of any Initial Sponsor Designee.

“Sponsor Registration Rights Agreement” means that certain Registration Rights Agreement dated July 20, 2017 by and among the Company and Osprey Sponsor.

“Subsidiary” “means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Total Number of Directors” means the total number of directors comprising the Board.

“Transactions” has the meaning set forth in the Preamble.

1.2 Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

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(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II
CORPORATE GOVERNANCE MATTERS

2.1 Board.

(a) Initial Board. The Parties acknowledge and agreed that, pursuant to the Contribution Agreement, effective as of immediately following the Closing, the Board was reconstituted to be composed of eleven Directors, divided into three classes of Directors, in accordance with the terms of the Certificate of Incorporation. Of such eleven Directors, (a) six shall be the Initial Blackstone Directors, (b) two shall be the Initial Sponsor Designees and (c) three shall be the Initial Independent Directors. Such directors shall be in the class of directors as set forth on Exhibit A. Without limiting the Contribution Agreement, the Parties shall take reasonable best efforts to carry out the foregoing, and the Company shall take all Necessary Action to accomplish the same.

(b) Board Size and Structure. During the Initial Term, the Total Number of Directors shall be (a) eleven when the Blackstone Highest Condition is satisfied (consisting of six Blackstone Designees, two Sponsor Designees and three Independent Directors), (b) eleven when the Blackstone Higher Condition is satisfied (consisting of four Blackstone Designees, two Sponsor Designees and five Independent Directors), (c) nine Directors when the Blackstone Lower Condition is satisfied (consisting of two Blackstone Designees, two Sponsor Designees and five Independent Directors), (d) eight Directors when the Blackstone Minimum Condition is satisfied (consisting of one Blackstone Designee, two Sponsor Designees and five Independent Directors) and (e) seven Directors when none of the Blackstone Conditions is satisfied (consisting of two Sponsor Designees and five Independent Directors). After the Initial Term and during the term of this Agreement, the Total Number of Directors shall be (a) nine when the Blackstone Highest Condition is satisfied (consisting of six Blackstone Designees and three Independent Directors), (b) nine when the Blackstone Higher Condition is satisfied (consisting of four Blackstone Designees and five Independent Directors), (c) seven Directors when the Blackstone Lower Condition is satisfied (consisting of two Blackstone Designees and five Independent Directors), and (d) six Directors when the Blackstone Minimum Condition is satisfied (consisting of one Blackstone Designee and five Independent Directors). In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the Certificate of Incorporation or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, any action by the Board to increase or decrease the Total Number of Directors (other than any decrease in the Total Number of Directors as contemplated by the first two sentences of this Section 2.1(b)), shorten the term of any Director or amend the Certificate of Incorporation or bylaws of the Company with the effect of de-staggering the Board or providing for the establishment of any classes of Directors inconsistent with Section 2.1(a) shall require, (i) for so long as the Blackstone Designator has the right to designate an individual for nomination to the Board pursuant to this Article II, the prior written consent of the Blackstone Designator, and (ii) during the Initial Term, the prior written consent of the Sponsor Designator.

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2.2 Board Designees.

(a) Blackstone Designees. The Blackstone Designator shall have the right, but not the obligation, to designate individuals for nomination by the Board to be elected as Directors by the stockholders of the Company in accordance with the Certificate of Incorporation or bylaws of the Company as follows (each individual so designated, a “Blackstone Designee”):

(i) During the period commencing on the first date on which the Blackstone Highest Condition is satisfied and ending on the first date on which the Blackstone Highest Condition ceases to be satisfied, the Blackstone Designator shall have the right to designate for nomination for election to the Board a number of individuals that, when added with all other Blackstone Designees (including the Initial Blackstone Directors) whose term is not expiring at such meeting, equals six individuals in the aggregate (and there shall be three Independent Directors, selected in accordance with Section 2.2(b)).

(ii) During the period commencing on the first date on which the Blackstone Higher Condition is satisfied and ending on the first date on which the Blackstone Higher Condition ceases to be satisfied, the Blackstone Designator shall have the right to designate a number of individuals that, when added with all other Blackstone Designees (including the Initial Blackstone Directors) whose term is not expiring at such meeting, equals four individuals in the aggregate (and there shall be five Independent Directors, selected in accordance with Section 2.2(b)).

(iii) During the period commencing on the first date on which the Blackstone Lower Condition is satisfied and ending on the first date on which the Blackstone Lower Condition ceases to be satisfied, the Blackstone Designator shall have the right to designate for nomination for election to the Board a number of individuals that, when added with all other Blackstone Designees (including the Initial Blackstone Directors) whose term is not expiring at such meeting, equals two individuals in the aggregate (and there shall be five Independent Directors, selected in accordance with Section 2.2(b)).

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(iv) During the period commencing on the first date on which the Blackstone Minimum Condition is satisfied and ending on the first date on which the Blackstone Minimum Condition ceases to be satisfied, the Blackstone Designator shall have the right to designate a number of individuals that, when added with all other Blackstone Designees (including the Initial Blackstone Directors) whose term is not expiring at such meeting, equals one (1) individual in the aggregate (and there shall be five Independent Directors, selected in accordance with Section 2.2(b)).

(v) Commencing on the first date on which none of the Blackstone Conditions is satisfied, the Blackstone Designator will no longer have any rights to designate any Directors for nomination for election to the Board by the Company or the Board.

(b) Independent Director Designees. During the Initial Term, the Sponsor Designator and, so long as any Blackstone Condition is satisfied, the Blackstone Designator shall mutually designate for nomination for election to the Board any individuals to be nominated as an Independent Director for election to the Board by the Company or the Board.

(c) Removal; Replacement; Vacancies. The Blackstone Designator shall be entitled to remove any Blackstone Director from the Board, and, during the Initial Term, the Sponsor Designator shall be entitled to remove any Sponsor Designee from the Board. In the event that a vacancy is created on the Board at any time as a result of the death, disability, retirement, removal or resignation of any Blackstone Director, the Blackstone Designator may designate a new individual to fill such vacancy, and the Board shall cause such designated individual to be appointed to the Board to fill such vacancy as promptly as practicable and to serve in the class of Directors of the Board in which such vacancy was created for the remainder of the term of such class. In the event that a vacancy is created on the Board at any time as a result of the death, disability, retirement, removal or resignation of any Sponsor Designees during the Initial Term, the Sponsor Designator may designate a new individual to fill such vacancy, and the Board shall cause such designated individual to be appointed to the Board to fill such vacancy as promptly as practicable and to serve in the class of Directors of the Board in which such vacancy was created for the remainder of the term of such class upon receipt from the Sponsor Designee of a written acknowledgement that he/she is bound by the restrictions set forth in Section 2.4 of this Agreement. In the event that a vacancy is created on the Board at any time as a result of the death, disability, retirement, removal or resignation of any Independent Director during the Initial Term, the Sponsor Designator and, so long as any Blackstone Condition is satisfied, the Blackstone Designator shall mutually agree on a new individual to fill such vacancy, and the Board shall cause such designated individual to be appointed to the Board to fill such vacancy as promptly as practicable and to serve in the class of Directors of the Board in which such vacancy was created for the remainder of the term of such class. Nothing in this Agreement shall require any Blackstone Director to resign, or for the Blackstone Designator to remove any Blackstone Director from office or replace any Blackstone Director prior to the expiration of such director’s term, regardless of the continued satisfaction of any of the Blackstone Conditions. Nothing in this Agreement shall require any Sponsor Designee to resign, or for the Sponsor Designator to remove from office or replace any Sponsor Designee during the Initial Term.

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(d) Company Necessary Action. The Company shall take all Necessary Action to cause the election of each designees to the Board as contemplated by this Section 2.2. The Company agrees that taking all Necessary Action to effectuate the foregoing shall include (i) including such designees in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing directors, (ii) nominating and recommending each such individual to be elected as a Director as provided herein and (iii) soliciting proxies or consents in favor thereof.

(e) Further Assurance. The Parties shall not, and shall cause its Affiliates and the designees to the Board not to, directly or indirectly, (i) vote any shares of Common Stock Beneficially Owned by them or their Affiliates for the removal, or otherwise seek or contribute to the removal of, any Director (other than a Director designated by such Party pursuant to the terms of this Agreement), (ii) request, call or seek to call a meeting of the stockholders of the Company or, except as expressly provided herein, nominate any individual for election to the Board at any meeting of stockholders of the Company, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act, the Company’s bylaws or otherwise) to seek representation on the Board or any other proposal to be considered by the stockholders of the Company, or recommend that any other stockholders vote in favor of, or otherwise publicly comment favorably or unfavorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of the Company, or otherwise publicly seek to control or influence the Board, management or policies of the Company, in each case, in a manner that is inconsistent with the composition of the Board as contemplated by this Section 2.2; provided that in no way shall the foregoing prohibit or limit any action by a Director taken in his or her capacity as a Director in accordance with such Director’s fiduciary duties.

2.3 Certain Transactions. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into or effect any agreement or transaction with any Blackstone Party or any Affiliate of a Blackstone Party without the consent or approval of a majority of the Independent Directors then serving on the Board (or a properly empowered committee of the Board composed solely of Independent Directors).

2.4 Corporate Opportunity. Osprey Sponsor, Edward Cohen, Jonathan Cohen, Daniel Herz, Jeffrey Brotman, any Sponsor Designee and any controlled Affiliates (including any jointly controlled Affiliates of the foregoing) of any of the foregoing (collectively, the “Restricted Persons”) shall not, individually or through management of or investment or other participation in another entity, invest or participate, or seek to invest or participate, in any new Business Opportunity without first presenting such Business Opportunity to the Board for consideration. The Board will promptly, and in any event within thirty (30) days after first being presented with such Business Opportunity, review such Business Opportunity and determine in good faith whether the Company or its Subsidiaries should pursue such Business Opportunity. If the Company does not elect to pursue such Business Opportunity, such Business Opportunity may be pursued by one or more Restricted Persons. Notwithstanding the foregoing, any Restricted Person shall cease to be a Restricted Person (and cease to be bound by the terms of this Section 2.4) on the earlier of (a) the date on which the Blackstone Lower Condition is not satisfied or (b) in the case of (i) Edward Cohen, Jonathan Cohen, Daniel Herz, Jeffrey Brotman, eighteen (18) months following the date on which such person ceases to be an officer or director of the Company, or (ii) any other natural person, one year following the date on which such natural person ceases to be an officer or director of the Company.

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2.5 Holdback Agreement. In connection with any underwritten offering pursuant to the Royal Registration Rights Agreement or the Sponsor Registration Rights Agreement, the Blackstone Parties (in the case of an underwritten offering pursuant to the Sponsor Registration Rights Agreement) and Osprey Sponsor and its affiliates (in the case of an underwritten offering pursuant to the Royal Registration Rights Agreement) shall agree not to effect any sale or distribution of securities of the Company of the same or similar class or classes of the securities included in the applicable registration statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, and agree to such other restrictions on transfer, in each case during such periods as reasonably requested (but in no event for a period longer than 90 days (or 120 days if requested in writing by the managing underwriter) following the date of such offering; provided that such period shall not be longer than the equivalent lock-up period for any participant in such offering).  Notwithstanding the foregoing, the Blackstone Parties shall not be required to so agree not to effect sales or distributions of securities of the Company in more than one Non-Participating Demand Offering in any 365 day period or more than two Non-Participating Demand Offerings in the aggregate.

Article III
GENERAL PROVISIONS

3.1 Termination. This Agreement shall terminate, and be of no further force and effect upon the later of (a) such time as the Blackstone Designator is no longer entitled to designate a Director for nomination to the Board pursuant to Section 2.2(a) hereof and (b) the expiration of the Initial Term.

3.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)	If to the Company, to:

Falcon Minerals Corporation
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
Attention: Jonathan Z. Cohen
Fax: (215) 640-6344

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with a copy (not constituting notice) to :

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Matthew R. Pacey
Fax: (713) 836-3601

(b)	If to the Blackstone Parties or to the Blackstone Designator, to:

The Blackstone Group L.P.
345 Park Avenue, Suite 3300
New York, New York 10154
Attention: Angelo G. Acconcia
Facsimile: (212) 201-2874

with a copy (not constituting notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Matthew R. Pacey and Rhett A. Van Syoc
Fax: (713) 836-3601

(c)	If to Edward Cohen, Jonathan Cohen, Daniel Herz, Jeffrey Brotman ,the Osprey Sponsor or the Sponsor Designator:

Osprey Sponsor, LLC
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
Attention: Jonathan Z. Cohen
Fax: (215) 640-6344

with a copy (not constituting notice) to:

Wachtell, Lipton, Rosen & Katz LLP
51 West 52nd Street
New York, NY 10019
Attention: David K. Lam
Fax: (212) 403-2000

3.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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3.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any of the Parties’ being deprived of the rights contemplated by this Agreement.

3.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of the other parties hereto, a Blackstone Party may assign this Agreement in its entirety, together with all of its rights and obligations hereunder, to any of its Affiliates.

3.6 Third Parties. Except as provided for in Article II hereof with respect to any Blackstone Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto; provided that the Osprey Sponsor is an express third party beneficiary of, and may enforce, any of the terms of this Agreement relating to, or for the benefit of, the Sponsor Designator and the Sponsor Designees.

3.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

3.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the courts of the State of Delaware or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 3.2 hereof. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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3.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

3.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

3.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

3.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

3.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Blackstone Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 3.2 hereof by the Blackstone Party or Parties holding of record a majority of the Outstanding Osprey Interests then held of record by Blackstone Parties as of the latest date any such notice is so provided.

3.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

3.15 Effectiveness. This Agreement shall become effective as of the Closing.

3.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

FALCON MINERALS CORPORATION

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Chief Executive Officer

OSPREY SPONSOR:

OSPREY SPONSOR, LLC

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Chief Executive Officer

Signature Page to Shareholders’ Agreement

ROYAL RESOURCES L.P.

By:	Royal Resources GP L.L.C., its general partner

By:	/s/ Angelo G. Acconica
Name: Angelo G. Acconica
Title: Chief Financial Officer and Treasurer

ROYAL RESOURCES GP L.L.C.

By:	/s/ Angelo G. Acconcia
Name: Angelo G. Acconcia
Title: Chief Financial Officer and Treasurer

NOBLE ROYALTIES ACQUISITION CO. L.P.

By:	Noble Royalties Acquisition Co. GP, LLC,
its general partner

By:	/s/ Angelo G. Acconcia
Name: Angelo G. Acconcia
Title: Chief Financial Officer and Treasurer

HOOKS RANCH HOLDINGS LP

By:	Hooks Holding Company GP, LLC,
its general partner

By:	/s/ Angelo G. Acconcia
Name: Angelo G. Acconcia
Title: Chief Financial Officer and Treasurer

DGK ORRI HOLDINGS, LP

By:	DGK ORRI GP LLC,
its general partner

By:	/s/ Angelo G. Acconcia
Name: Angelo G. Acconcia
Title: Chief Financial Officer and Treasurer

BLACKSTONE MANAGEMENT PARTNERS L.L.C.

By:	/s/ Angelo G. Acconcia
Name: Angelo G. Acconcia
Title: Senior Managing Director

Signature Page to Shareholders’ Agreement

By:	/s/ Edward Cohen
Name:	Edward Cohen

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen

By:	/s/ Daniel C. Herz
Name:	Daniel C. Herz

By:	/s/ Jeffrey F. Brotman
Name:	Jeffrey F. Brotman

Signature Page to Shareholders’ Agreement

EXHIBIT A

Initial Board

	Class I	Class II	Class III
Initial Blackstone Directors	David I. Foley [Blackstone Designee]	Adam M. Jenkins Jonathan R. Hamilton	Angelo G. Acconcia [Blackstone Designee]
Initial Independent Directors	Steven R. Jones	William D. Anderson	Brian L. Frank
Initial Sponsor Designees			Jonathan Z. Cohen Edward E. Cohen

Exhibit A